VERMONT SECRETARY OF STATE
       Location: 81 River Street   Mail: 109 State Street
            Montpelier, Vt 05609-1104 (802) 828-2386



                     ARTICLES OF AMENDMENT

Name of Corporation     Ben & Jerry's Homemade, Inc.

A corporation may amend its articles of incorporation at anytime to add or change a provision that is required or permitted in the articles of incorporation or to delete a provision not required. If a corporation has not yet issued shares, its incorporators or board of directors may adopt one or more amendments to the corporation's articles of incorporation.

The text and date of each amendment adopted.

     No director of the Corporation shall be personally liable to the corporation or its stockholders for money damages for any action taken, solely as a director, based on a failure to discharge his or her own duties in accordance with Section 8.30 (entitled "General Standards for Directors") of the Vermont Business Corporation Act, except for: (i) the amount of financial benefit received by a director to which the director is not entitled; (ii) an intentional or reckless infliction of harm on the Corporation or the shareholders; (iii) a violation of Section
8.33 (entitled "Liability for Unlawful Distributions; Statute of Limitations") of the Vermont Business Corporation Act; or (iv) an intentional or reckless criminal act. The foregoing additional provisions shall not be construed in any way so as to impose or create any duty or liability.

     Amendment adopted June 24, 1995.

If the amendment provides for an exchange, reclassification, or cancellation of issued shares, state the provisions for implementing the amendment if not contained in the amendment itself.
N/A

If the amendment was adopted by the incorporators or board of directors, without shareholder action, make a statement to that effect and that shareholder action was not required.
N/A

If the amendment was approved by shareholders.

(A) the designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment, and number of votes of each voting group represented at the meeting.

There were outstanding and entitled to vote on the Amendment the following shares of capital stock, entitled to vote together as a single voting group on the Amendment:

6,241,416 shares of Class A Common Stock, $.033 par value,
entitled to one vote per share
926,437 shares of   Class B Common Stock, $.033 par value,
entitled to ten votes per share
900 shares of Class A Preferred Stock, $1.00 par value, entitled to one vote per share

     Represented at the Annual Meeting of Stockholders held June 24, 1995 were 5,313,761 outstanding shares of Class A Common Stock, $.033 par value, entitled to one vote per share or an aggregate of 5,313,761 votes, 760,322 shares of Class B Common Stock, $.033 par value, entitled to ten votes per share or an aggregate of 7,603,220 votes and 0 outstanding shares of Class A Preferred Stock, $1.00 par value, entitled to one vote per share or an aggregate of 0 votes, amounting in total to 12,916,981 votes.



(B) either the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment or the total number of undisputed votes cast for the amendment by each voting group and a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.

     The total number of votes cast for the Amendment by all of the shares of capital stock voting together as a group was 12,608,207 and the total number of shares votes cast against the Amendment was 160,815. The number of votes cast for the Amendment was sufficient for approval of the Amendment.



Signature:/s/Frances Rathke         Title: Treasurer & Secretary

Date: August 4, 1995


$25.00 FEE MUST BE ATTACHED

THIS APPLICATION MUST BE TYPEWRITTEN OR PRINTED AND MUST BE FILED
IN DUPLICATE.


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